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                                                                       EXHIBIT 5
                                August 16, 1995

Washington Natural Gas Company

815 Mercer Street
P.O. Box 1869
Seattle, WA 98111

              Re: Registration Statement on Form S-3 Relating to the Offering of $150,000,000 Principal Amount of First Mortgage Bonds

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $150,000,000 aggregate principal amount of First Mortgage Bonds, Secured Medium-Term Notes, Series C (the "Bonds") of Washington Natural Gas Company (the "Company").

     We have examined the Company's Registration Statement on Form S-3 and such other documents and records of the Company, certificates of public officials, and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that when the following events have occurred:

         (a) The Board of Directors of the Company has duly authorized the issuance and sale of the Bonds, and the execution and delivery of a Thirtieth Supplemental Indenture to the Indenture of First Mortgage of the Company dated as of April 1, 1957 to Harris Trust and Savings Bank, as trustee (the "Trustee"), as heretofore supplemented and modified (the "Mortgage");

         (b) The Registration Statement referred to above and any amendments or supplements thereto have been filed and such Registration Statement has become effective;

         (c) The terms of the Bonds and their issue and sale have been duly established in conformity with the Mortgage so as not to violate any applicable law, agreement or instrument then binding upon the Company;

         (d) The Company has complied with the terms and conditions of the Mortgage with respect to the creation, authentication and delivery of a Thirtieth Supplemental Indenture by the Company and the Trustee; the due execution by the Company and the authentication and delivery by the Trustee of the Bonds, and the issuance and sale thereof by the Company as contemplated by the Registration Statement and in accordance with the above-mentioned corporate authorizations; and

         (e) A Thirtieth Supplemental Indenture has been duly filed and recorded in the offices of the County Auditors, or other appropriate recording officers, of all counties in the State of Washington in which the properties subject to the Mortgage are located, and the appropriate Uniform Commercial Code filings have been duly filed and recorded in the State of Washington;

the Bonds will constitute, in the hands of the holders hereof, valid and binding obligations of the Company, and will be entitled to the security afforded by the Mortgage, subject to applicable bankruptcy, fraudulent transfer and insolvency laws.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of the Notes" in the Prospectus contained within the Registration Statement.

                                          Very truly yours,

                                          RIDDELL, WILLIAMS, BULLITT
                                            & WALKINSHAW

                                          /s/  MARION V. LARSON
                                          -------------------------------------
                                          By: Marion V. "Mick" Larson
MVL/lji